EXHIBIT 99.1

Company Contacts:	Investor Relations Contacts:
AngioDynamics, Inc.	Lippert/Heilshorn & Associates, Inc.
Lisa Donegan	Kim Sutton Golodetz (kgolodetz@lhai.com)
(800) 772-6446 x370	(212) 838-3777
www.angiodynamics.com	Bruce Voss (bvoss@lhai.com)
(310) 691-7100

ANGIODYNAMICS FISCAL 2004 FOURTH QUARTER NET EARNINGS

NEARLY TRIPLE ON 26% GROWTH IN NET SALES

Conference call to begin at 4:30 p.m. EDT today

QUEENSBURY, N.Y. (July 29, 2004) – AngioDynamics, Inc. (Nasdaq NM: ANGO) today announced financial results for the three and 12 months ended May 29, 2004.

Highlights of the fourth quarter of fiscal year 2004 (June through May) include:

•	Net sales growth of 26% over the fourth quarter of fiscal year 2003
•	Net earnings up 190% over the fourth quarter of fiscal year 2003
•	Successful completion of an initial public offering
•	Market launch of the Mariner™ hydrophilic angiographic catheter in the U.S.;
•	Market launch of the AngioFlow™ thermal dilution catheter and AngioFlow Meter in the U.S.;
•	Market launch of the MORPHEUS™ peripherally inserted central catheter in the U.S.; and
•	Market launch of the SPEEDLYSER™ thrombolytic catheter in the U.S.

Net sales of $14.1 million for the fiscal 2004 fourth quarter increased 26% compared with net sales of $11.2 million for the fourth quarter of fiscal year 2003. The Company attributes the sales increase to solid market penetration for its new product launches, as well as to continued growth of its core products.

Gross profit was up 29% to $7.5 million for the fiscal 2004 fourth quarter, compared with gross profit of $5.8 million for the prior-year fourth quarter. Gross profit increased by 135 basis points to 53.3% of net sales. Improvement in gross profit margins was due to increased sales volume, a favorable product mix and improved manufacturing efficiencies. Operating profit for the fourth quarter increased 83% to $1.9 million, compared with $1.0 million in the fourth quarter of fiscal year 2003, and operating profit increased by 424 basis points to 13.6% of net sales.

The effective tax rate for the quarter was 14% as a result of the utilization of previously unrecorded capital loss carry forwards, which offset capital gains realized by our parent company, E-Z-EM, under a tax-sharing arrangement to offset the gains arising from security sales by E-Z-EM. Going forward, the Company anticipates that the effective tax rate will increase to more historical rates.

Net earnings for the fiscal 2004 fourth quarter nearly tripled to $1.5 million, or $0.15 per diluted share, compared with net earnings of $0.5 million, or $0.06 per diluted share, in the prior-year period.

For the 12 months ended May 29, 2004, net sales were $49.1 million, up 28% from $38.4 million for fiscal 2003. The increase in our net sales was due to new product introductions, the expansion of our domestic sales force and increased sales of our existing product lines. Also, the Company’s Precision Laser system for the treatment of severe varicose veins, which was introduced late in fiscal year 2003, has been selling extremely well. Net earnings for fiscal year 2004 were $3.1 million, up 165% compared with net earnings of $1.2 million for fiscal year 2003. Note, the laser system is being renamed VenaCure™ Laser Vein Treatment and the Company is currently preparing for the official launch.

In the final week of the fiscal year, we successfully completed an initial public offering of common stock, selling 1.95 million shares at $11 per share, which together with an additional 292,500 shares sold pursuant to the exercise in June 2004 by the underwriters of their over-allotment option, aggregated about 19.6% of our outstanding shares. In addition, consistent with E-Z-EM’s commitment to maximize shareholder value, E-Z-EM has advised us that it intends to distribute to E-Z-EM shareholders its AngioDynamics shares in a tax-free dividend. We expect that these shares will be distributed between the end of September 2004 and February 5, 2005. We believe as an independent public company AngioDynamics will have greater access to capital and enjoy greater flexibility to take advantage of business opportunities that may arise.

“The completion of our initial public offering and the introduction of our company to the public equity markets represented a major milestone for the team at AngioDynamics,” said Eamonn P. Hobbs, President and CEO of AngioDynamics. “ I am delighted with our solid execution of sales and marketing activities across all product lines during the fourth quarter of fiscal year 2004, with increased sales of core products and the successful launch of new ones. This is a testament to the talents of the team we have assembled.”

“We have high expectations for the performance of some of our newer products,” Mr. Hobbs continued. “For example our MORPHEUS PICC line, which we just introduced, allows for the rapid injection of contrast media for CT studies as well as allowing for lower pressure injections normally associated with a PICC line for greater patient comfort and easier use by healthcare practitioners. Our goal is to continue to offer advanced products to the peripheral vascular disease market.”

Cash, cash equivalents, and debt securities were $2.5 million at May 29, 2004. In addition, AngioDynamics recorded a stock subscription receivable in the amount of $19.9 million, reflecting the proceeds of its initial public offering. Subsequent to year-end, the Company received net proceeds of approximately $3.0 million from the exercise by the underwriters of the over-allotment.

Conference Call

AngioDynamics management will host a conference call to discuss these results today at 4:30 p.m. Eastern Daylight Time. To participate in the call, please dial (877) 815-7177 toll-free from the U.S., or (706) 679-0753 from outside the U.S. A telephone replay of the call will be available for 48 hours following completion of the call by dialing (800) 642-1687 toll-free or (706) 645-9291, and entering reservation number 8953054. In addition, individuals may listen to the call on the Internet by visiting the investor relations portion of the Company’s Web site at http://investor.angiodynamics.com/. A recording of the conference call will be archived there for 14 days.

About AngioDynamics

AngioDynamics, Inc. (www.angiodynamics.com) designs, develops, manufactures and markets innovative medical devices used in minimally invasive, image-guided procedures to treat peripheral vascular disease. It offers a broad line of therapeutic and diagnostic devices that enable interventional physicians, such as interventional radiologists, vascular surgeons and others, to treat peripheral vascular diseases and other non-coronary diseases. The Company’s diverse product line includes angiographic catheters, hemodialysis catheters, endovascular laser venous system products, PTA dilation balloon catheters, image-guided vascular access products, thrombolytic products, and drainage products. AngioDynamics is a majority-owned subsidiary of E-Z-EM, Inc. (AMEX: EZM), a leading manufacturer of contrast agents for gastrointestinal radiology.

PRS 04 005 Rev. 01

The statements made in this document contain certain forward-looking statements that involve a number of risks and uncertainties. Words such as “expects”, “intends”, “anticipates”, “plans”, “believes”, “seeks”, “estimates,” or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company’s expectations. In addition to the matters described above, the ability of the Company to develop its products, market acceptance and future sales of the the Company’s products, future actions by the Food and Drug Administration or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance of its products, foreign currency exchange rate fluctuations, the effects on pricing from competition, as well as the risk factors listed from time to time in the Company’s registration statement on Form S-1 and the related prospectus for its initial public offering, as well as SEC filings of E-Z-EM, Inc., including but not limited to E-Z-EM’s Form 10-Q for the quarter ended February 28, 2004, as well as E-Z-EM’s Annual Report on Form 10-K for the year ended May 31, 2003, may affect the actual results achieved by the Company.

(Tables to follow)

AngioDynamics, Inc. and Subsidiary

(a majority-owned subsidiary of E-Z-EM, Inc.)

CONSOLIDATED INCOME STATEMENT HIGHLIGHTS

(in thousands, except per share data)

	Three months ended		Twelve months ended
	May 29, 2004	May 31, 2003	May 29, 2004	May 31, 2003
	(unaudited)		(audited)

Net sales	$14,119	$11,235	$49,055	$38,434
Cost of goods sold	6,599	5,402	23,254	18,572

Gross profit	7,520	5,833	25,801	19,862

Operating expenses
Selling and administrative	4,650	4,045	17,127	14,115
Research and development	954	740	3,551	2,509

Total operating expenses	5,604	4,785	20,678	16,624

Operating profit	1,916	1,048	5,123	3,238

Interest expense, net	121	253	742	983

Earnings before income tax provision	1,795	795	4,381	2,255
Income tax provision	249	262	1,238	1,069

NET EARNINGS	$1,546	$533	$3,143	$1,186

Earnings per common share
Basic	$.17	$.06	$.34	$.13

Diluted	$.15	$.06	$.32	$.13

Weighted Average Common Shares
Basic	9,264	9,200	9,216	9,200
Diluted	10,107	9,472	9,838	9,472

AngioDynamics, Inc. and Subsidiary

(a majority-owned subsidiary of E-Z-EM, Inc.)

CONSOLIDATED BALANCE SHEET HIGHLIGHTS

(in thousands)

	May 29, 2004	May 31, 2003
Assets	(1)	(1)

Current Assets
Cash, Cash Equivalents, and Debt Securities	$2,484	$1,668
Restricted Cash	101	798
Accounts Receivable, net	7,945	6,532
Stock Subscription Receivable	19,949	—
Inventories	8,545	8,631
Other Current Assets	1,351	896

Total Current Assets	40,375	18,525

Property, Plant & Equipment – at cost, net	7,343	6,261
Other Non-Current Assets	2,008	2,270

Total Assets	$49,726	$27,056

Liabilities and Stockholders’ Equity

Current Liabilities	$6,394	$6,165
Long-Term Debt	6,100	19,403
Stockholders’ Equity	37,232	1,488

Total Liabilities and Stockholders’ Equity	$49,726	$27,056

(1) Information derived from audited financial statements

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